Exhibit 3.1

CERTIFICATE OF DESIGNATIONS
OF
SERIES A NON-VOTING
PREFERRED STOCK
OF
SEACOAST BANKING CORPORATION OF FLORIDA
Seacoast Banking Corporation of Florida (the “Corporation”), a corporation organized and existing under and by virtue of the Florida Business Corporation Act (the “FBCA”), hereby certifies as follows:
FIRST: The Corporation’s Articles of Incorporation (as amended, supplemented and/or restated, the “Articles”) authorizes the issuance of up to 4,000,000 shares of preferred stock, par value $0.10 per share (the “Authorized Preferred Stock”), and further authorizes the Board of Directors of the Corporation (the “Board”) by resolution or resolutions to provide for the issuance of Authorized Preferred Stock in series and to establish the number of shares to be included in each such series and to fix the designation, powers, preferences and rights of each such series and any qualifications, limitations or restrictions thereof; and
SECOND: On May 28, 2025, the Board adopted the following resolution authorizing the creation and issuance of a series of said Authorized Preferred Stock to be known as “Series A Non-Voting Preferred Stock”:
RESOLVED: that, pursuant to authority conferred upon the Board by Article FOURTH of the Certificate of Incorporation of the Corporation, the Board hereby designates a new series of preferred stock and the number of shares constituting such series and fixes the powers, preferences, rights and the qualifications, limitations and restrictions relating to such series as set forth in Attachment A.
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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations to be executed by Charles M. Shaffer, its Chairman and Chief Executive Officer, this 1st day of October, 2025.
SEACOAST BANKING CORPORATION OF FLORIDA
    /s/ Charles M. Shaffer
Charles M. Shaffer
Chairman and Chief Executive Officer

ATTACHMENT A
Certificate of Designations of
the Series A Non-Voting Preferred Stock of
Seacoast Banking Corporation of Florida
1.Designation, Number and Rank. A series of preferred stock is hereby created out of the authorized and unissued shares of preferred stock of the Corporation. The shares of such series shall be designated as the Series A Non-Voting Preferred Stock, par value $0.10 per share (the “Series A Non-Voting Preferred Stock”). The number of shares initially constituting the Series A Non-Voting Preferred Stock shall be 11,250. The Series A Non-Voting Preferred Stock shall be subordinate and junior to all indebtedness of the Corporation and to all other series of preferred stock of the Corporation, other than any series of preferred stock the terms of which provide that such series is on parity with or subordinate or junior to the Series A Non-Voting Preferred Stock in any respect, and shall rank on parity with the Common Stock of the Corporation (the “Common Stock”) with respect to the declaration and payment of dividends, except as provided in Section 2, and with respect to distributions upon the liquidation, dissolution or winding up of the Corporation.
2.Dividends. The holders of Series A Non-Voting Preferred Stock shall be entitled to receive ratable dividends as provided herein only if and when dividends are concurrently declared and payable on the shares of Common Stock, out of any assets legally available therefor, which dividends shall be payable when, as and if declared by the Board of Directors of the Corporation; provided, that no dividend may be declared or paid on the Common Stock unless a dividend is also concurrently declared or paid, as applicable, with respect to each share of the Series A Non-Voting Preferred Stock then issued and outstanding, in an amount equal to one hundred percent (100%) of the amount declared or paid per the number of shares of Common Stock into which such share of Series A Non-Voting Preferred Stock is then convertible.
3.Liquidation.
(a)Upon the occurrence of a Liquidation Event (as defined below), the assets of the Corporation or proceeds thereof (whether capital or surplus) remaining available for distribution to shareholders of the Corporation after payment, or provision for payment, in full of all claims of creditors of the Corporation and all amounts due on any preferred stock or other securities of the Corporation that are superior and prior in rank to the Common Stock and the Series A Non-Voting Preferred Stock shall be distributed to the holders of the Common Stock and the Series A Non-Voting Preferred Stock pro rata based, respectively, on the number of shares of Common Stock outstanding at such time and the number of shares of Common Stock into which the Series A Non-Voting Preferred Stock outstanding at such time is then convertible.
(b)For purposes of this Section 3, a “Liquidation Event” means a liquidation, dissolution or winding up of the Corporation.
4.Voting. Except as required by the FBCA, the Series A Non-Voting Preferred Stock shall not be entitled to vote on any matter. As to all matters as to which the Series A Non-Voting Preferred Stock is required by the FBCA to vote on any matter, each one one-thousandth (1/1,000th) of each outstanding share of Series A Non-Voting Preferred Stock shall be entitled to one (1) vote and shall vote together with the Common Stock outstanding as a single class unless otherwise required by the FBCA, and as to any matter for which voting by class is specifically required by the FBCA, each one one-thousandth (1/1,000th) of a share of Series A Non-Voting Preferred Stock shall be entitled to one (1) vote.

5.Conversion and Transfer Rights.
(a)Conversion. Each one one-thousandth (1/1,000th) of a share of Series A Non-Voting Preferred Stock will become convertible into one (1) share of Common Stock, without any further action on the part of any holder, subject to adjustment as provided in Section 6 below, on the date a holder of Non-Voting Preferred Stock transfers such share of Non-Voting Preferred Stock to a non-Affiliate of the holder in a Permissible Transfer and under the Conversion Procedures set forth on Section 5(d).
(b)Shareholder Conversion Limitations.
(i)Further, each one one-thousandth (1/1,000th) of a share of Series A Non-Voting Preferred Stock may convert, at the discretion of the member of an Acting in Concert Group holding such share and under the Conversion Procedures set forth on Section 5(e), into one (1) fully paid and nonassessable shares of Common Stock provided that (i) such Acting in Concert Group’s beneficial ownership in the Corporation, after giving effect to such conversion, would constitute no more than 9.75% of the shares of Common Stock then outstanding and no more than 9.75% of the shares of any class of voting securities of the Corporation, each as determined in accordance with the Regulatory Control Standards; and (ii) no such conversion would be permitted by any member of the Acting in Concert Group to the extent that it would allow the shareholder to acquire a higher percentage of the Common Stock than the shareholder controlled immediately prior to the conversion.
(ii)Notwithstanding the foregoing Section 5, subsections (a) and (b), the Corporation may restrict such conversion to the extent it would be inconsistent with, or in violation of, the requirements of the Regulatory Control Standards with respect to the restrictions on the transfer of the Series A Non-Voting Preferred Stock that are required in order to preserve the “non-voting” classification of the Series A Non-Voting Preferred Stock for regulatory purposes. Any such restriction shall be imposed and deemed effective immediately upon the transmittal by the Corporation of written notice to such holder specifying in reasonable detail the reason for such restriction; and in the event such notice is transmitted after the event giving rise to such automatic conversion, the restriction shall be deemed to have been imposed and effective retroactively to the time of such event, and such conversion shall be deemed not to have occurred, so long as such notice is transmitted within ninety (90) days after the event giving rise to such conversion; provided, however, that the Corporation must act in good faith, reasonably and on advice of its outside counsel in connection with any such restriction. Such notice may be dispatched by first class mail, by electronic transmission, or by any other means reasonably designed and in good faith intended to provide prompt delivery to an executive officer, trustee, individual (or equivalent) of, or legal counsel to, such holder.
(c)Issuance Limitations. Further to the conversion limitations set forth above, if Seacoast Banking Corporation of Florida (“Company”) has not obtained shareholder approval in accordance with Nasdaq Listing Rule 5635(d) (“Shareholder Approval”), then the Company may not issue, upon conversion of the Series A Non-voting Preferred Stock or payments in kind of dividends on the Series A Non-voting Preferred Stock, a number of shares of Common Stock which, when aggregated with any shares of Common Stock issued on or after the original issue date and prior to such conversion date or dividend issuance date in connection with any conversion of or dividend payment in Common Stock on Series A Non-voting Preferred Stock that such Holder(s) would exceed the 20% limitation of Nasdaq Listing Rule 5635(d) (subject to adjustment for forward and reverse stock splits, recapitalizations and the like) (such number of shares, the “Issuable Maximum”). If the Holders of such shares which would otherwise have been issued Common Stock but for the Issuable Maximum request in writing that the Company hold the requisite vote of Seacoast common stock in order to obtain the Shareholder Vote, the

Company will promptly call a meeting of the holders of the Company Common Stock (the “Company Shareholders Meeting”) to be held as soon as reasonably practicable for the purpose of obtaining the Shareholder Approval and the Company will recommend that the Company shareholders vote for the approval of the matters required by Nasdaq Listing Rule 5635(d) or any successor provision.
(d)Certain Definitions. For purposes of this Certificate of Designations and the Corporation’s Certificate of Incorporation as amended hereby:
(i)The term “Acting in Concert Group” shall mean the Initial Holders, the Initial Holders’ Affiliates, and the Initial Holders’ Immediate Family.
(ii)the term “Affiliate” means, with respect to any person, a person or entity that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with such other person and includes any “affiliate” as such term is defined under the Regulatory Control Standards. Without limiting the generality of the foregoing, a person is an Affiliate of another person if the first person (A) is an executive officer (as such term is defined in Rule 405 of the Securities Act of 1933, as amended) of the second person; (B) is a director of the second person where such second person is a corporation; (C) is a manager (or an executive officer, director, general partner or manager of an entity that is a manager) of the second person where such second person is a limited liability company; (D) is a general partner (or an executive officer, director, general partner or manager of an entity that is a general partner) of the second person where such second person is a partnership; or (E) directly or indirectly has or shares the power to vote, or direct the voting of, or to dispose of, or direct the disposition of, securities representing more than ten percent (10%) of the combined voting power of the securities of the second person.
(iii)the term “Immediate Family” includes a person's father, mother, stepfather, stepmother, brother, sister, stepbrother, stepsister, son, daughter, stepson, stepdaughter, grandparent, grandson, granddaughter, father-in-law, mother-in-law, brother-in-law, sister-in-law, son-in-law, daughter-in-law, the spouse of any of the foregoing, and the person's spouse.
(iv)the term “Initial Holders” shall mean the individuals set forth on Exhibit A, in each of it or their capacity as a shareholder of the Corporation as of the Effective Time.
(v)the term “Permissible Transfer” means a transfer by the holder of Non-Voting Common Stock (i) to the Corporation; (ii) to an Affiliate of the holder; (iii) in a widespread public distribution; (iv) to a transferee that controls more than fifty percent (50%) of every class of the Voting Securities of the Corporation without giving effect to such transfer; or (v) in which no transferee (or group of associated transferees) would receive two percent (2%) or more of the outstanding securities of any class of Voting Securities of the Corporation.
(vi)the term “Regulatory Control Standards” shall mean the applicable provisions of Regulation Y of the Board of Governors of the Federal Reserve System, set forth at 12 C.F.R. Part 225, including any interpretations thereof published by the Board of Governors of the Federal Reserve System.
(vii)the term “Voting Security” has the meaning set forth in 12 C.F.R. Section 225.2(q) or any successor provision.
(e)Conversion Procedure.

(i)Conversion Right. To exercise any right of optional conversion under this Section 5, the holder must surrender the certificate or certificates, or evidence of book-entry shares, representing the shares of Series A Non-Voting Preferred Stock to be converted, duly endorsed, at the registered office of the Corporation, together with a written notice to the Corporation stating that the holder elects to convert all or a specified whole number of such shares (“Conversion Notice”) in accordance with this Section 5, along with any appropriate documentation that may be reasonably required by the Corporation. Effective upon the Corporation’s receipt of a Conversion Notice and accompanying documentation as required above, the shares of Series A Non-Voting Preferred Stock will be deemed converted into shares of Common Stock as provided for in this Section 5 and, as soon as practicable thereafter, the Corporation will issue and deliver to the holder of such Series A Non-Voting Preferred Stock a certificate or certificates, or evidence of book-entry shares, representing the number of shares of Common Stock into which the Series A Non-Voting Preferred Stock was converted.
(ii)Conversion Upon Transfer. The automatic conversion of Series A Non-Voting Preferred Stock into shares of Common Stock upon the transfer of Series A Non-Voting Preferred Stock to a person other than a member of the Acting in Concert Group shall take effect simultaneously with the applicable transfer, unless such transfer occurs after the close of business on a business day or on a day other than a business day, in which case such conversion shall not take effect until after the open of business on the next business day. As soon as practicable thereafter, the Corporation will issue and deliver to the transferee of such Series A Non-Voting Preferred Stock a certificate or certificates, or evidence of book-entry shares, representing the number of shares of Common Stock into which the Series A Non-Voting Preferred Stock was automatically converted.
(iii)General. Upon the conversion of any Series A Non-Voting Preferred Stock, such shares will cease to be outstanding for any purpose, subject to the rights of the holders to receive any unpaid dividends which were declared on such shares as of a record date preceding the date of conversion (but without any amount in respect of dividends that have not been declared prior to such conversion date). Unless and until converted, shares of Series A Non-Voting Preferred Stock will not entitle holders thereof to any rights with respect to Common Stock or other securities issuable upon conversion.
6.Adjustments for Certain Events.
(a)Changes in Capitalization. In the event of any stock dividend, stock split, recombination or other similar event affecting the Common Stock, each one one-thousandth (1/1,000th) of a share of Series A Non-Voting Preferred Stock shall be adjusted by multiplying such share by a fraction, (i) the numerator of which is the number of shares of Common Stock outstanding immediately after the effective time of such event (excluding for such purpose shares of Common Stock issuable upon the conversion of the Series A Non-Voting Preferred Stock but including any other securities convertible into or exchangeable for shares of Common Stock), and (ii) the denominator of which is the number of shares of Common Stock outstanding immediately prior to the effective time of such event (excluding for such purpose shares of Common Stock issuable upon the conversion of the Series A Non-Voting Preferred Stock but including any other securities convertible into or exchangeable for shares of Common Stock).
(b)Certain Corporate Transactions. In the event of (i) the acquisition by any person (including a group of related persons within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934, as amended, whether or not such regulation shall then be applicable to the Corporation or its securities) of (A) more than fifty percent (50%) of the outstanding capital stock of the Corporation, or (B) all or substantially all of the assets of the Corporation; or (ii) a merger of the Corporation with or into any person, or of any person with or into the Corporation, immediately after which the shareholders of the Corporation (as measured immediately prior to completion of the transaction) own less than a majority of the combined capital stock or membership interests of the surviving entity, then, in each such case, proper provision shall be made so that the holders of the Series A Non-Voting Preferred Stock shall be entitled to receive in exchange for or in respect of their shares of Series A Non-Voting Preferred Stock the same form and amount of consideration, if any, as the holders of the Common Stock receive in exchange for or in respect of their shares of Common Stock, with the amount of such consideration, if any, to be received for or in respect of each share of Series A Non-Voting Preferred Stock to be equal to the amount that would be received by a holder of the number of shares of Common Stock into which one (1) share of Series A Non-Voting Preferred Stock would then be convertible if an event specified in Section 5 had occurred simultaneously therewith.
7.Amendment. This Certificate of Designations constitutes an agreement between the Corporation and the holders of the Series A Non-Voting Preferred Stock and may be amended only by the affirmative vote of the Board of Directors of the Corporation and, in addition to any other vote of shareholders then required by the FBCA, the holders of a majority of the outstanding shares of Series A Non-Voting Preferred Stock.